Exhibit 3 (i)

Articles of Incorporation

“The strip Development, Inc.”

1. The Name of this Corporation shall be “The strip Development, Inc.”

2. The Corporation is formed and authorized to perform all lawful activity

3.    (a) The Corporation is authorized to issue 500,000,000 shares of Class “A” Common stock with a par value of $0.001 per share

(b) The Corporation is also authorized to issue 10,000,000 shares of Preferred stock with No par Value

Preferences, Limitations, and Relative Rights of shareholders

Class “A” common shares shall have voting rights equal to one vote per share. They shall have no preferences.

The Preferred stock shall have voting rights of one preferred share equal to 10 shares of Common stock, and shall have a preference as to repayment of debts.

4. The Incorporator of this corporation is; Adrian Morrisette

Whose address is 10712 E. 7000 N Lapoint, Utah 84039

Incorporator:	Adrian Morrisette
President
10712E. 7000N. Lapoint, UT 84039

5. The officers of this corporation shall be:

Adrian Morrisette President/Director

Alexandra Green Secretary/Treasurer
10712E. 7000N. Lapoint, UT 84039

6. The Resident Agent of this corporation is;

JACK FERM whose resident agent address is;

1812 W. Sunset Blvd, Suite 1-134 St. George, Utah 84770

I Jack Ferm accept the Appointment of Registered agent of “The strip Development, Inc.”

/s/ Jack Ferm

Jack Ferm